Press Release

FOR IMMEDIATE RELEASE

Pike Electric Reports Fiscal First Quarter Results

MT. AIRY, N.C., November 9, 2009 – Pike Electric Corporation (NYSE: PIKE), a leading energy solutions provider, today announced results for its fiscal first quarter ended September 30, 2009.  Total revenues in the first quarter of fiscal 2010 were $127.2 million, compared to $185.5 million in the first quarter of fiscal 2009.  Core revenue increased to $124.7 million compared to $107.8 million for the same quarter last year.  Storm restoration revenues declined significantly to $2.5 million compared to $77.7 million in the first quarter of fiscal 2009.  The Company reported a net loss this quarter of $2.7 million, or $0.08 per diluted share, compared to net income of $18.3 million, or $0.54 per diluted share, in the first quarter last year.

“While the Company has demonstrated strong results in our engineering, transmission, and substation lines as a result of our energy solutions diversification, the distribution work continues to underperform.  The general economic weakness and a longer than anticipated deferral of maintenance spending by our customers is the longest and most significant we have experienced.  These facts, coupled with the lack of storm restoration work, negatively impacted our earnings for the quarter.  Our expectation for a return in maintenance spending and a general economic recovery influenced the decision to hold excess fleet assets and overhead infrastructure resources.  Based on the duration of the maintenance deferral and the lack of visibility as to the timing of a return to historical maintenance spending levels, management will be restructuring our distribution business to reduce cost and realign the fleet and overhead infrastructure to better match market conditions.   These actions will return the distribution work to profitable margins without impacting our other diversified service lines.  During this restructuring process, the Company will not be updating revenue and earnings guidance,” stated J. Eric Pike, Chairman and CEO.

Conference Call
The Company will host a conference call at 5:00 p.m. Eastern Time today. The call can be accessed by dialing (888) 747-4666, or (913) 312-1472 for international callers.  Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Company’s website at www.pike.com.  Click on the “Investor Center” home page and scroll down to “Upcoming Events” to access the event.

A replay will be available shortly after the call and can be accessed by dialing (888) 203-1112, or (719) 457-0820 for international callers.  The passcode for the replay is 7197477.  The replay will be available until midnight Eastern Time on November 16, 2009.  An on-demand replay of the conference call will also remain available in the “Investor Center” of the Company’s website at www.pike.com for a limited time following the conclusion of the call.

Pike Electric Reports Fiscal First Quarter Results – Page 2 of 4

About Pike Electric
Pike Electric is a leading provider of energy solutions to over 200 investor-owned, municipal and cooperative utilities in the United States. Our comprehensive services include siting, permitting, engineering design, installation, maintenance and repair of power delivery systems, including renewable energy projects. Our common stock is traded on the New York Stock Exchange under the symbol PIKE.  For more information, visit us online at www.pike.com.

Safe Harbor
This press release and other statements we make from time to time in the future may contain forward-looking statements that relate to Pike Electric's plans, objectives and future estimates. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of the date of this release. The terms "should," "believe," "plan," "expect," "anticipate," "estimate," "intend" and "project" and similar words or expressions are intended to identify forward-looking statements. Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statements. For a more detailed list of such risks, uncertainties and other factors, please refer to the Risk Factor section of Pike Electric's Annual Reports on Form 10-K and in its other periodic filings with the Securities and Exchange Commission. Pike Electric makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date of this release that may affect the accuracy of any forward-looking statement, except as may be required by applicable law.

Investor Relations Contact:
(336) 719-4622
investorrelations@pike.com

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Pike Electric Reports Fiscal First Quarter Results – Page 3 of 4

PIKE ELECTRIC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three months ended September 30,
	2009	2008
Revenues	$127,220	$185,506
Cost of operations	115,525	140,545

Gross profit	11,695	44,961
General and administrative expenses	13,123	13,301
Loss on sale and impairment of property and equipment	661	242

(Loss) income from operations	(2,089)	31,418
Other expense (income):
Interest expense	2,371	2,335

Other, net	(101)	(207)
Total other expense	2,270	2,128

(Loss) income before income taxes	(4,359)	29,290

Income tax (benefit) expense	(1,654)	11,021

Net (loss) income	$(2,705)	$18,269

(Loss) earnings per share:
Basic	$(0.08)	$0.55
Diluted	$(0.08)	$0.54

Shares used in computing (loss) earnings per share:
Basic	33,077	32,987
Diluted	33,077	33,842

Pike Electric Reports Fiscal First Quarter Results – Page 4 of 4

PIKE ELECTRIC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	September 30,	June 30,
	2009	2009
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$42,443	$43,820
Accounts receivable from customers, net	53,846	57,766
Costs and estimated earnings in excess of billings on uncompleted contracts	51,575	46,674
Inventories	7,959	7,718
Prepaid expenses and other	6,991	6,306
Deferred income taxes	12,170	13,649
Total current assets	174,984	175,933
Property and equipment, net	216,545	222,539
Goodwill	106,865	106,865
Other intangibles, net	39,168	40,139
Deferred loan costs, net	4,380	2,028
Other assets	1,464	1,465
Total assets	$543,406	$548,969
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$17,607	$13,231
Accrued compensation	23,909	23,002
Billings in excess of costs and estimated earnings on uncompleted contracts	1,829	5,176
Accrued expenses and other	7,228	8,301
Current portion deferred compensation	—	1,402
Current portion of insurance claim accruals	24,412	26,442
Total current liabilities	74,985	77,554
Long-term debt	140,500	140,500
Insurance and claim accruals, net of current portion	7,825	7,335
Deferred compensation, net of current portion	5,632	5,563
Deferred income taxes	55,126	57,251
Other liabilities	3,364	3,801
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.001 per share; 100,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $0.001 per share; 100,000 shares authorized; 33,474 and 33,462 shares issued and outstanding at September 30, 2009 and June 30, 2009, respectively	6,427	6,427
Additional paid-in capital	154,216	153,035
Accumulated other comprehensive loss, net of taxes	(576)	(1,109)
Retained earnings	95,907	98,612
Total stockholders’ equity	255,974	256,965
Total liabilities and stockholders’ equity	$543,406	$548,969